NEWS RELEASE
Investor Contact:                 Alex Lewis
877-784-7167

Media Contact:                     Debbie Atkins
864-597-8361

DENNY’S REPORTS FOURTH QUARTER AND FULL-YEAR 2007 SAME-STORE SALES
- Same-Store Sales Positive for Full-Year 2007
- Debt Reduced By More Than $100 Million in 2007
- 130 Company Restaurants Sold to Franchisees in 2007

Spartanburg, S.C., January 10, 2008 – Denny’s Corporation (NASDAQ: DENN) today reported same-store sales for its company-owned and franchised restaurants during the quarter and year ended December 26, 2007 compared with the related periods in fiscal year 2006.

	4th Quarter		Full Year
Sales:	2007	2006	2007	2006

Company Restaurants
Same-Store Sales	(1.2%)	1.6%	0.3%	2.5%

Guest Check Average	6.3%	1.9%	4.6%	4.4%
Guest Counts	(7.1%)	(0.3%)	(4.1%)	(1.8%)

Franchised Restaurants
Same-Store Sales	0.3%	2.3%	1.7%	3.6%

During the fourth quarter, Denny’s opened two new company restaurants, closed two and sold 74 company restaurants to franchisee operators.  Also during the fourth quarter, franchisees opened eleven new restaurants, closed four and purchased 74 company restaurants.  The Denny’s system began 2007 with 34% company restaurants (521) and 66% franchised and licensed restaurants (1,024).  Denny’s ended the year with 25% company restaurants (394) and 75% franchised and licensed restaurants (1,152).

Nelson Marchioli, President and Chief Executive Officer, stated, “We are pleased to report that despite a difficult sales environment we expect to meet our full-year earnings guidance.  Excluding the impact of severe winter weather in December, our same-store sales results for the fourth quarter were in line with our expectations.  We continue to manage our business to produce the most profitable result given the current pressures on consumer spending.

“While the operating environment has remained challenging, we are pleased to report considerable progress on several of our strategic initiatives.  During the fourth quarter, we completed the sale of 74 company restaurants to franchisee operators bringing the year-to-date total to 130 restaurants sold under our Franchise Growth Initiative.  With these asset sale proceeds and our operating cash flow we were able to reduce our outstanding debt by approximately $55 million during the fourth quarter, yielding a full-year debt reduction of more than $100 million for the second consecutive year.  In addition, we reached an important goal of net positive unit growth in 2007 and look forward to building on that achievement in 2008.  We are confident in our strategic direction and will continue to execute upon it in order to grow our brand and optimize our business model,” Marchioli concluded.

Further Information

Denny’s expects to release final results for its fourth quarter and year ended December 26, 2007 after the markets close on Wednesday, February 13, 2008.

Denny’s is America’s largest full-service family restaurant chain, consisting of 394 company-owned units and 1,152 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website at www.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2006 (and in the Company’s subsequent quarterly reports on Form 10-Q).